(8)	Change in Independent Registered Public Accounting Firm
On April 11, 2006, the Audit Committee of the Fund's Board of Trustees appointed Tait, Weller & Baker LLP as the Fund's independent registered public accounting firm. The Fund's previous independent registered accounting firm, Deloitte & Touche LLP (D&T) declined to stand for re-election. The previous reports issued by D&T on the Fund's financial statements for the fiscal years ended January 31, 2005 and January 31, 2006, contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Fund?s fiscal years ended January 31, 2005 and January 31, 2006: (i) there were no disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of D&T, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such years; and (ii) there were no reportable events of the kind described in Item 304(a) (1) (v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

As indicated above, the Fund has appointed Tait, Weller & Baker LLP as the independent registered public accounting firm to audit the Fund's financial statements for the fiscal year ended January 31, 2007. During the Fund's fiscal years ended January 31, 2005 and January 31, 2006 and the interim period commencing February 1, 2006 and ending April 11, 2006, neither the Fund nor anyone on its behalf has consulted Tait, Weller & Baker LLP on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements; or (ii) concerned of the subject of a disagreement (as defined in paragraph (a) (1) (iv) of Item 304 of Regulations S-
K) or reportable events (as described in paragraph (a) (1) (v) of said Item
304).